Exhibit 10.1

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of: Commerce Bank, National Association Philadelphia, Pennsylvania	) ) AA-EC-07-44 )

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiners and other staff, is conducting an investigation of Commerce Bank, National Association, Philadelphia, Pennsylvania (“Bank”).  Certain issues arising from the investigation have been communicated to the Bank.

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order, dated June 28, 2007 (“Stipulation and Consent”), that is accepted by the Comptroller.  By that Stipulation and Consent, which is incorporated by reference herein, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller to ensure that actual or apparent conflicts of interest or unsafe or unsound practices involving the construction or acquisition of branch offices do not occur in the future.

Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I
Restrictions on Insider and Insider-Related Party Transactions

 (1) As of the effective date of this Order, the Bank shall not engage in any transactions, including Coordinated Transactions, nor enter into any contracts or agreements, with any Insiders or Insider-Related Parties, except as provided in this Article and Article II.

 (2) The restrictions contained in paragraph (1) above apply to, but are not limited to, any goods or services provided by Insiders or Insider-Related Parties to the Bank, but shall not apply to any goods or services provided by the Bank to Insiders or Insider-Related Parties which:

(a)  Aggregate to an amount or value of $25,000 or less per calendar year for each Insider or Insider Related Party, if provided on non-preferential terms and conditions; or

(b)  Are provided on such terms and conditions as are advertised to and available to the general public.

(3) The restrictions contained in paragraph (1) above shall not apply to the payment of compensation or other benefits to Insiders or Insider-Related Parties as remuneration for their services as employees or directors of the Bank, if:

(a) Such Insider or Insider-Related Party was an employee or director of the Bank as of June 30, 2007; and

(b) Such payments are reasonable and appropriate and have been approved in advance by the Board of Directors.

 (4) The Bank may engage in other transactions, contracts or agreements with Insiders or Insider-Related Parties, only after receiving written notification that the OCC does not object to the transactions, contracts or agreements, or pursuant to a detailed policy for which the Bank has received written notification that the OCC does not object.

 (5) The Bank shall require all Insiders to disclose in writing the information required by this paragraph and shall produce a report to the OCC, within thirty (30) days of the end of each calendar quarter:

(a) Listing all Insiders and all Insider-Related Parties;

(b) Detailing all transactions, Coordinated Transactions, contracts or agreements conducted, entered into or outstanding during the immediately preceding calendar quarter or proposed for the future between any Insider or Insider-Related Party and the Bank  (other than transactions, contracts or agreements permitted by sub-paragraph (2)(b) or paragraph (3) above);

(c) Detailing all transactions, Coordinated Transactions, contracts or agreements conducted, entered into or outstanding during the immediately preceding calendar quarter or proposed for the future between any Insider who is an employee or director of the Bank or any such person’s Insider-Related Parties, and any party that is, or at any time since the effective date of this Order was, a Vendor, RE Principal, RE Principal Agent, RE Service Provider or RE Subcontractor (other than transactions, contracts or agreements by such Insiders or Insider-Related Parties that were on such terms and conditions as are advertised to and available to the general public, and transactions, contracts or agreements negotiated by the Bank which equally benefit all Bank employees); and

(d) Verified in writing as accurate to the best of the knowledge and belief of each Insider and the Bank’s Chief Financial Officer.

 (6) Within sixty (60) days of the effective date of this Order, the Bank shall submit a proposal to retain a third-party entity acceptable to the OCC to perform the services described in this Article (“Investigative Service”) and shall submit proposed engagement terms and agreed-upon procedures acceptable to the OCC with the proposed Investigative Service.  The proposed Investigative Service shall be independent of the Bank, of its holding company, and of any Insiders or Insider-Related Parties.  The Bank shall provide to the OCC the name and qualifications of the proposed Investigative Service and a history of previous engagements by the Bank or its holding company of the proposed Investigative Service.  The Bank shall neither propose to use nor use an Investigative Service that has previously performed services for any Insiders or Insider-Related Parties.  Within five (5) business days after receiving written notification that the OCC does not object to retention of the Investigative Service, the terms of the engagement, and the agreed-upon procedures, the Bank shall retain the Investigative Service.

 (7) The duties of the Investigative Service shall be to determine whether the Bank and Insiders have complied with the requirements of this Article.  The Investigative Service shall prepare a report detailing the Bank’s actions with respect to this Article, specifically noting any noncompliance.  The initial report shall be provided to the Bank’s Board of Directors and to the OCC not later than December 1, 2007, covering the third calendar quarter of 2007, and thereafter within sixty (60) days of the end of each calendar year.  The Bank shall make available to the Investigative Service all records, reports, and other information necessary, in the judgment of the Investigative Service or the OCC, to fulfill its duties.  The Bank shall fully and timely cooperate with the Investigative Service and shall ensure that all Insiders fully and timely cooperate with the Investigative Service.

ARTICLE II
Existing Insider and Insider-Related Party Relationships

 (1) Only until December 31, 2007, the Bank may continue existing contracts and agreements with Insiders and Insider-Related Parties (including, but not limited to InterArch, Inc. and Interstate Commercial Real Estate, Inc.), but shall neither renew any such contracts or agreements nor enter into any new contracts or agreements with Insiders or Insider-Related Parties except those permitted by Article I or detailed in the Transition Plan implemented by the Bank following the procedures provided in this Article.

 (2) Within sixty (60) days of the effective date of this Order, the Bank shall provide a Transition Plan acceptable to the OCC.  After receiving written notification that the OCC does not object to the Transition Plan, the Bank shall immediately implement and thereafter adhere to the Transition Plan.  The Bank shall not make any changes or modifications to the Transition Plan without first receiving written notification that the OCC does not object to such changes or modifications.

(3) With respect to all contracts and agreements with Insiders or Insider-Related Parties existing as of the effective date of this Order, except those described in paragraph (4) below or permitted by Article I, the Transition Plan shall:

                                (a) Identify and detail all such contracts and agreements;

                                (b) Detail the steps the Bank shall take, including specific timeframes, to terminate each such contract or agreement not later than December 31, 2007;

(c) Detail the steps the Banks shall take, including specific timeframes, to modify any such contracts or agreements (prior to termination of such contracts or agreements as provided in subparagraph (3)(b) above); and

(d) Detail all payments made to or received from Insiders or Insider-Related Parties pursuant to such contracts or agreements since January 1, 2007, and all payments expected to be made to or received from Insiders or Insider-Related Parties pursuant to such contracts or agreements, through the completion of the Transition Plan.

(4) With respect to each lease where the lessee is the Bank and the lessor is an entity wholly or partially owned by any Insiders or Insider-Related Parties, the Transition Plan shall:

(a) Identify and detail all such leases;

(b) Provide a cost-benefit analysis evaluating, at a minimum:

         (i) Continuation of each such lease, including one or more extensions available to the Bank under the terms of the lease;

         (ii) Continuation of such lease only through the currently effective term of the lease;

        (iii) Termination of such lease by December 31, 2007;

(iv) Termination of such lease at the end of the currently effective term of the lease; and

      (v) Purchase of the property leased by the Bank;

(c) Detail what steps, if any, the Bank shall take, including specific timeframes, to terminate such lease;

(d) Detail what steps, if any, the Banks shall take, including specific timeframes, to modify any such lease; and

(e) Detail all payments made to Insiders or Insider-Related Parties pursuant to each such lease since January 1, 2007, and all payments expected to be made to Insiders or Insider-Related Parties pursuant to each such lease, through the completion of the Transition Plan.

ARTICLE III
Real Estate Review Committee

 (1) Within thirty (30) days of the effective date of this Order, the Board of Directors shall designate at least three (3) directors to form a Real Estate Review Committee.  None of the proposed directors shall hold a management position with the Bank, and each of the proposed directors shall possess the expertise necessary to assist the Committee in the performance of its duties.  Before making such designations, the Board of Directors shall consider any Real Estate Related Activity between the directors and the Bank during the past ten (10) years and whether such Real Estate Related Activity would affect the director’s ability to execute his duties as set forth in this Article.

 (2) Within sixty (60) days after the effective date of this Order, the Board of Directors shall develop and provide to the OCC a Real Estate Review Committee charter (“Charter”).  The proposed Charter shall contain the policies and procedures of the Real Estate Review Committee, consistent with this Order.  The proposed Charter shall ensure that the Real Estate Review Committee is provided with adequate authority to require Bank management to produce such information, documentation and reports as the Real Estate Review Committee deems appropriate for its decisions.

(3) The Real Estate Review Committee shall be responsible for making the following decisions, which shall be presented to the Board of Directors for ratification at its next regular meeting:

      (a) All decisions relating to the purchase or lease of land or improvements by the Bank, including negotiations with RE Principals and any modifications to contracts or agreements for the purchase or lease of land or improvements that amount to or involve a value of more than $100,000;

      (b) All decisions relating to any Coordinated Transactions that amount to or involve a value of more than $100,000;

      (c) All decisions related to contracts and agreements with RE Service Providers and RE Subcontractors that amount to or involve a value of more than $100,000, including any modifications or change orders to such contracts or agreements that amount to or involve a value of more than $100,000; and

      (d) All decisions related to approval of or amendment to budgets for all types of Real Estate Related Activity, by individual projects, that amount to or involve a value of more than $100,000.

ARTICLE IV
Management Plan

(1) Within ten (10) days of the effective date of this Order, the Board of Directors shall submit a proposed Management Plan acceptable to the OCC.  The Management Plan shall include:

(a) The steps the Board shall take to address necessary or desirable changes to the Bank’s management structure;

(b) The steps the Board shall take to address necessary or desirable changes to the composition and membership of the Board and Board committees; and

(c) Specific timeframes to accomplish each such step.

(2) After receiving written notice that the OCC does not object to the proposed Management Plan, the Board of Directors shall immediately implement and thereafter adhere to the Management Plan.  The Board of Directors shall not make any changes or modifications to the Management Plan without first receiving written notice that the OCC does not object to such changes or modifications.

ARTICLE V
Compliance

(1) The Board of Directors shall be responsible for ensuring compliance with all aspects of this Order.

(2) In each instance in which the Bank is required or permitted to submit a proposal to the OCC, and each instance in which the Bank is required to obtain notice that the OCC does not object prior to acting, any decision by the OCC concerning such matters shall be within the sole discretion of the OCC.  Any adjudication of OCC decisions shall be under the “abuse of discretion” standard.

(3) The Bank shall ensure that all applications, reports and other communications to the OCC are accurate.  If the Bank determines that any statement in an application, report or other communication was or has become inaccurate, it shall promptly notify the OCC in writing.

(4) The Bank shall fully and timely comply with any OCC request for information, and shall ensure that each Insider fully and timely complies with any OCC request for information.

(5) The Bank shall comply with all applicable laws and regulations, including, but not limited to, 12 U.S.C. § 29, 12 U.S.C. § 161, 12 C.F.R. Part 5 and 12 C.F.R. § 7.1000.

(6) The Bank shall implement and adhere to the recommendations contained in OCC Bulletin OCC 2001-47.

(7) The Bank shall not take any action or make, nor permit any Bank officer, director, employee or agent, to take any action or to make, any public statement denying, directly or indirectly, the specific acts, omissions, or violations referenced in this Order or otherwise creating the impression that this Order is without factual basis, other than in defense to any charges made in any administrative, criminal, or civil proceeding.

ARTICLE VI
Definitions

(1) The term “Coordinated Transaction” means any transaction involving the sharing or division of costs or benefits with the Bank.

(2) The term “Insider” means any Bank director or senior executive officer.  The terms “director” and “senior executive officer” shall have the same meanings as the definitions of those terms in 12 C.F.R. § 5.51.

(3) The term “Insider-Related Party” means Vernon W. Hill, II, John P. Silvestri, Kenneth E. Lowther, Nickolas W. Jekogian, III, Shirley Hill, Robert Hill, Vernon W. Hill, III, or any member of their Immediate Family; any member of the Immediate Family of an Insider; and any entity in which an Insider, Vernon W. Hill, II, John P. Silvestri, Kenneth E. Lowther, Nicholas W. Jekogian, III, Shirley Hill, Robert Hill, Vernon W. Hill, III, or any member of their Immediate Family is a partner, officer, director, employee, agent, shareholder, member or holder of some other financial interest.  Notwithstanding anything in this Order to the contrary, the term “Insider-Related Party” does not include Commerce Bank/Harrisburg, N.A. or Pennsylvania Commerce Bancorp Inc.

(4) Any shareholder, member or holder of some other financial interest in an entity that controls a second entity shall be considered a holder of a financial interest in that second entity.  The term “control” has the same meaning as that term is given in 12 U.S.C. § 371c.

(5) For purposes of this Order, the term "Immediate Family" means (a) any spouse, parents, children, brothers, sisters, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, and (b) anyone (other than domestic employees) who shares the person’s home.

(6) The term “Investigative Service” means that entity which is described in Article I of this Order.

(7) The term “Vendor” means any entity or individual that the Bank has contracted with or otherwise retained, or is contemplating contracting with or otherwise retaining, to provide any goods or services to the Bank, and is expected to receive more than $100,000 from the Bank in a calendar year, or who received more than $100,000 from the Bank in the immediately preceding calendar year.  Provided, however, the term “Vendor” does not include entities or individuals that are RE Principals, RE Principal Agents, RE Service Providers or RE Subcontractors.

(8) The term “Real Estate Related Activity” means any transaction by or with the Bank involving real estate or real estate improvements, whether relating to new or existing facilities, and includes, but is not limited to, the purchase by or lease to the Bank of land or real estate improvements, the sale by or lease from the Bank of land or real estate improvements, real estate brokerage activity, work relating to obtaining local approvals and permits, construction management, site development, real estate consulting services, all aspects of construction (e.g., carpentry, roofing, electricity, lighting, water, sewage, utilities, painting, roads, driveways, sidewalks, parking lots), architecture, interior design, interior decoration, landscaping, surveys, appraisal services, escrow services, title services, real estate legal services, procurement and maintenance of furniture or fixtures, space planning and management and renovations.

(9) The term “RE Principal” means, with respect to any land or real estate improvements, each entity that is the actual or proposed seller, buyer, lessor or lessee, and any party to a Coordinated Transaction involving Real Estate Related Activity.

(10) The term “RE Principal Agent” means each entity acting on behalf of a RE Principal in a transaction, including, but not limited to, each real estate agent or broker acting on behalf of a RE Principal, or expected to be paid by a RE Principal in a transaction.

(11) The term “RE Service Provider” means any entity, which, pursuant to a contract, agreement or understanding with the Bank, performs or is proposed to perform work relating to Real Estate Related Activity and is expected to receive more than $100,000 from the Bank in a calendar year, or who received more than $100,000 from the Bank in the immediately preceding calendar year.

(12) The term “RE Subcontractor” means any entity, which, pursuant to a contract, agreement or understanding with a RE Service Provider relating to Real Estate Related Activity, is expected to receive more than $100,000 in a calendar year, or who received more than $100,000 in the immediately preceding calendar year.

(13) The term “InterArch, Inc.” means InterArch, Inc., any other names by which InterArch, Inc. is known, and all successor entities to InterArch, Inc.

(14) The term “Interstate Commercial Real Estate, Inc.” means Interstate Commercial Real Estate, Inc., any other names by which Interstate Commercial Real Estate, Inc. is known, and all successor entities to Interstate Commercial Real Estate, Inc.

(15) The term “Transition Plan” means that plan described in Article II of this Order.

(16) The term “Real Estate Review Committee” means that committee which is described in Article III of this Order.

(17) The term “Charter” means that charter which is described in Article III of this Order.

(18)  The term “Management Plan” means that plan which is described in Article IV of this Order.

ARTICLE VII
Closing

(1) Although the Bank is required to submit certain proposed actions, policies and procedures for the review by the OCC, and the OCC may provide written notice to the Bank that it does not object to such proposed actions, policies or procedures, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if at any time the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from doing so.

(3) Any time limitations imposed by this Order shall begin to run from the effective date of this Order, unless otherwise stated.  All submissions required to be made pursuant to this Order shall be addressed to:

    Jennifer C. Kelly
    Deputy Comptroller
    Mid-Size Bank Supervision
    Office of the Comptroller of the Currency
    250 E. Street, S.W.
    Washington, D.C.  20219

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Bank or the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a) Authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings pursuant to the terms of this Order;

(b) Require the timely reporting by Bank management of such actions directed by the Board to be taken pursuant to the terms of this Order;

(c) Follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d) Require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this __ day of June, 2007.

Timothy W. Long
Senior Deputy Comptroller
Mid-Size/Community Bank Supervision